Exhibit 99.1
ILLUMITRY CORP.
INVESTMENT CONFIRMATION

The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase ________ shares of the common stock of Illumitry Corp., a Nevada corporation (the "Company"), for a purchase price of $_______, or $0.02 per share. Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned is either delivering a check made payable to “Illumitry Corp.” or sending a wire transfer payment to the Company’s account at:

Bank (with address and telephone number):

ABA #:  ______________  SWIFT #:  _______________     ACH #: _____________
Account Number:  ______________
Account Name: _____________________________

The undersigned acknowledges that he has received a copy of the prospectus of the Company, dated _____, 2015 filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased. The undersigned is not relying on the Company or its affiliates with respect to economic considerations involved in this investment, but has relied solely on its own advisors.

The undersigned further acknowledges that although the shares of common stock being purchased from the Company are registered securities under the U.S. Securities Act of 1933, as amended, there may be restrictions on the resale of the shares imposed by the particular state law where the undersigned resides or in a jurisdiction outside of the United States. Accordingly, the undersigned will not offer to sell or sell the Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

The undersigned understands that an investment in the shares is a speculative investment which involves a high degree of risk and the potential loss of his entire investment. The undersigned is further aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company. The undersigned understands that the price of the stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company.

Date: ______

Amount of Investment: $_____		Number of Shares: ______

1.	Print Full Name of Investor:	Individual:
______________________________
First, Middle, Last

Partnership, Corporation, Trust, Custodial Account, Other:

____________________________________________________________
Name of Entity

2.	Permanent Address of Investor:	____________________________________________________________
____________________________________________________________
____________________________________________________________
3.	Name of Primary Contact Person: Title:	____________________________________________________________ ____________________________________________________________

4.	Telephone Number:	____________________________________________________________

5.	E-Mail Address:	____________________________________________________________

6.	Facsimile Number: Permanent Address:	____________________________________________________________ ____________________________________________________________

7.	Social Security or EIN of Investor: (attach an executed Form W-8)	____________________________________________________________

8.	Authorized Signatory: Title:	____________________________________________________________ ____________________________________________________________

If Investor is an entity, provide copy of Articles of Incorporation, Certificate of Formation or other evidence of existence, as well as a copy of board resolution or other evidence of authorization to purchase the shares of the Company.